UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
___________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act 1934

Date of Report (Date of earliest event reported): March 3, 2008

AVP, Inc.
(Exact name of registrant as specified in charter)

Delaware
(State or other jurisdiction of incorporation)
005-79737	98-0142664
(Commission File Number)	(IRS Employer Identification No.)
6100 Center Drive, Suite 900, Los Angeles, CA	90045
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code:	(310) 426-8000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On March 3, 2008, AVP, Inc. (the “Company”) entered into an at will employment agreement with Jeffrey G. Benz, its Chief Administrative Officer and General Counsel. In addition to his salary, the employment agreement provides for an annual bonus if certain conditions are satisfied.

Item 5.02. Departure of Directors or Principal Officers; Election of Directors, Appointment of  Certain Officers; Compensatory Arrangements of Certain Officers.

AVP previously announced the appointment of Jeffrey G. Benz, 39, as its Chief Administrative Officer and General Counsel. Mr. Benz joined the Company in May 2007, first serving as Executive Vice President and General Counsel and, since November 2007, holding the position of Executive Vice President, General Counsel, and Secretary. In March 2006, Mr. Benz joined A2 Holdings, LLC, a start-up boxing and media venture, as its Vice President of Business and Legal Affairs and corporate secretary. From July 2001 to March 2006, Mr. Benz was the General Counsel, Secretary, Managing Director of Government Affairs, and Ethics Officer for the United States Olympic Committee, where he served in a variety of business and legal roles. In 1998 and 1999, Mr. Benz served as a member of the Special Bid Oversight Commission, headed by former Senate Majority Leader George Mitchell, appointed by the USOC to investigate allegations concerning bidding for the 2002 Olympic Winter Games and to make recommendations for reform. Prior to joining the USOC in 2001, Mr. Benz was engaged in law practice in San Francisco, where he represented athletes and sports bodies in disputes and sponsorships. Mr. Benz is a member of the panel of arbitrators for the Court of Arbitration for Sport and the boards of the Sports Lawyers Association and National Sports Law Institute. Mr. Benz received his B.A. and M.B.A. from the University of Michigan and his J.D. from the University of Texas.

Mr. Benz does not have any family relationships with any of the Company’s directors or executive officers, or any person nominated or chosen by the Company to become a director or executive officer.

Mr. Benz is not a party to any transactions listed in Item 404(a) of Regulation S-B.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AVP, INC.

By:	/s/ Thomas Torii
Name: Thomas Torii
Title: Interim Chief Financial Officer

Dated: March 5, 2008